Exhibit 99.1

PRESS RELEASE

BANKGUAM HOLDING COMPANY ANNOUNCES EXECUTIVE TEAM

March 21, 2019, Hagatna, Guam. The Board of Directors of BankGuam Holding Company announced the following appointments to its Executive Team of the Holding Company and the Bank:

Joaquin P.L.G. Cook was appointed as the President and Chief Executive Officer and Vice Chair of the Board of Directors. With the Bank since 2001, Mr. Cook completed the Bank’s management training and was then assigned to the Bank’s credit department serving as a loan officer for three years. In 2004, Cook then attended and graduated from the University of San Diego Business School, returning in 2006 to join the Bank’s Commercial Banking Group. In 2009, Cook was named Assistant Vice President/Upper Tumon Branch before being promoted to Vice President/Compliance Department Manager in 2011. He was named Executive Vice President/Chief Sales and Service Officer in 2015 and was named Interim President and Chief Executive Officer in 2018. Cook serves on the boards of IP&E Holdings, LLC, ASC Trust, LLC and the Pacific Coast School of Banking, as well as the St. John’s School Board of Trustees and Make-A-Wish Foundation.

Mr. Cook is a graduate of St. John’s School and obtained his undergraduate degree from the University of California, San Diego. He earned his Masters of Business Administration degree from the University of San Diego and is a graduate the Pacific Coast School of Banking.

Maria Eugenia Leon Guerrero was appointed as Executive Vice President/Chief Operating Officer. She began her career with Bank of Guam in 2009 as a Management Trainee, and has held the position of Commercial Credit Officer, Six Sigma Champion and Strategic Planning Officer and Director of Card Services before being appointed Executive Vice President/Retail and Card Services in 2016, overseeing the Bank’s branch network, E-Banking and Card Services.

A graduate of the University of Washington (B.A., International Studies), the Foster School of Business at the University of Washington (Master of Business Administration) and the Pacific Coast Banking School, Maria is also a certified Project Management Professional. She serves as the current Chair for the Guam Foundation for Public Education, and is the Vice Chair for Teach Money, Inc. and Treasurer of Sanctuary Incorporated of Guam.

William D. Leon Guerrero is the new Chairman of the Board of the Holding Company and the Bank of Guam. With the Bank since 1985, Leon Guerrero was previously Executive Vice President / Chief Operating Officer. He is a graduate of Father Duenas Memorial School and obtained a Bachelor of Science degree from Santa Clara University. He is also a graduate of Pacific Coast Banking School. Leon Guerrero previously served on Guam’s Banking board and the University of Guam Board of Regents.

Joaquin P.L.G. Cook commented, “Maria and I are grateful for the vote of confidence that the Board has placed in us as young leaders. The transition process has been thoughtful and productive, and we are excited and proud for the opportunity to continue the legacy of my grandfather, our founder. The new leadership team has the energy, knowledge and drive to reach new heights as we usher in a multitude of changes in our industry and our community.”

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, Board Chair
(671) 472-5273